FOR RELEASE May 9, 2005 at 8:00 a.m. EDT

Contacts:
Palatin Technologies:	Burns McClellan:
Dennis Earle	John Nugent (for investor inquiries)
Executive Director, Business Development	(212) 213-0006 X331
(609) 495-2200	jnugent@burnsmc.com
info@palatin.com
Kathy Nugent, Ph.D. (for media inquires)
(212) 213-0006 X339
knugent@burnsmc.com

Trevor Hallam, Ph.D. Joins Palatin Technologies as
Executive Vice President of Research and Development

Cranbury, NJ – May 09, 2005 – Palatin Technologies, Inc. (AMEX:PTN) today announced the appointment of Trevor Hallam, Ph.D. to the position of Executive Vice President, Research and Development. In this position, Dr. Hallam will be responsible for the management and direction of Palatin’s drug discovery and development efforts. Dr. Hallam comes to Palatin Technologies from AstraZeneca, where, most recently, he held the position of Vice President Biologics, Global Research and Development.

“We are excited to welcome Dr. Hallam to our executive management team,” stated Carl Spana, Ph.D., President and CEO of Palatin Technologies. “Dr. Hallam will be responsible for directing Palatin’s drug discovery research programs as well as the development of our later stage products. I am confident that, under the leadership of Dr. Hallam, our research & development programs will continue to yield innovative products with significant commercial opportunity.”

With over 20 years of experience in drug discovery, drug development and clinical research, Dr. Hallam has an extensive background in implementing drug discovery strategies, managing large research departments and building effective relationships with strategic alliance partners.

“The opportunity to join a young growing biopharmaceutical company in a senior position is quite exciting,” stated Dr. Hallam. “Palatin is well positioned for growth with its first FDA approved product in the market, a major partnership for PT-141 and the MIDAS™ drug discovery platform. I am confident that my professional experience and management skill, in conjunction with Palatin’s well-established core competencies, will enable the company to achieve continued success.”

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During his 9-year tenure with AstraZeneca, Dr. Hallam has held several senior management positions, most recently Vice President Biologics and Vice President Respiratory and Inflammation Discovery Research within Global R&D. He has also spent a period in the U.S. business as Vice President Medical Affairs. Dr. Hallam’s previous professional experience includes management positions at Rhone Poulenc Rorer, Hoffman-LaRoche and GlaxoSmithKline. Dr Hallam joined the pharmaceutical industry after a post-doctoral fellowship at the Physiological Laboratory, University of Cambridge. He received his Ph.D. in biochemistry from University of London and his BSc in biochemistry from University of Leeds, UK.

About Palatin Technologies, Inc.
Palatin Technologies, Inc. (AMEX: PTN) is a biopharmaceutical company focused on discovering and developing melanocortin (MC)-based therapeutics. NeutroSpec™, the Company’s proprietary radiolabeled monoclonal antibody product for imaging and diagnosing infections, has been approved by the FDA as an imaging agent for the diagnosis of equivocal appendicitis. NeutroSpec is marketed and distributed by Palatin’s strategic collaboration partner, Mallinckrodt Imaging, a business unit of Tyco Healthcare. The Company is currently conducting clinical trials with its lead drug candidate, PT-141, an MC receptor agonist, for the treatment of male and female sexual dysfunction. In August 2004, Palatin entered into a strategic collaboration agreement with King Pharmaceuticals, Inc. to jointly develop and commercialize PT-141. Palatin’s patented drug discovery platform, MIDAS™, streamlines the drug design process with an efficient approach to identifying lead compounds from proteins.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Palatin disclaims any intent or obligation to update any forward-looking statements. Such statements are based on Palatin’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: the inherent uncertainty associated with financial projections; and such risks and uncertainties as detailed from time to time in Palatin’s public filings with the U.S. Securities and Exchange Commission, including but not limited to, Palatin’s Annual Report on Form 10-K for the year ended June 30, 2004 and its Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2004 and December 31, 2004.

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